CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-210186 on Form N-1A of our reports dated October 23, 2020, relating to the financial statements and financial highlights of FT Cboe Vest Fund of Buffer ETFs, appearing in the Annual Reports on Form N-CSR for First Trust Exchange-Traded Fund VIII as of and for the period ended August 31, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

June 1, 2021